UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011

Community Bank System, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York	13214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

Community Bank System, Inc. (the “Company”) has completed the election process for the merger consideration in connection with its acquisition of The Wilber Corporation (“Wilber”), which was completed on April 8, 2011.

Under the terms of the merger agreement, 80% of the outstanding shares of Wilber common stock were exchanged for shares of the Company’s common stock, and 20% of the outstanding shares of Wilber common stock were exchanged for cash.  Based on the final election results and applying the adjustment, election and allocation procedures set forth in the merger agreement, the Wilber shareholders will receive the following consideration:

▪
All Stock Election.  In the aggregate, Wilber shareholders made elections to convert more than 80% of their shares into the Company’s common stock.  Because the merger agreement provides that no more than 80% of Wilber shares may be converted into the Company’s stock in the merger, the Company followed the allocation procedure set forth in the merger agreement.  As a result, the shareholders who made the “all stock” election had 96.98% of their Wilber shares converted into the Company’s common stock, and 3.02% of their Wilber shares were converted into cash at $9.50 per share.

▪
Mixed Election or failure to make a valid election.  Wilber shareholders who made the mixed election (stock and cash) or failed to submit a valid election, had 80% of their Wilber shares converted into the Company’s common stock and 20% of their Wilber shares converted into cash at $9.50 per share.

▪	All Cash Election. Wilber shareholders who made the “all cash” election, had 100% of their Wilber shares were converted to cash at $9.50 per share.

The cash consideration and/or a Direct Registration Transaction Advice evidencing the number of shares of the Company common stock owned by former shareholders of record of Wilber will be distributed to such shareholders beginning on May 16, 2011.  Under the merger agreement, fractional shares of the Company’s common stock will not be issued.  Instead, former Wilber shareholders will receive cash in lieu of Company fractional shares at a rate of $24.27 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: President and Chief Executive Officer

Dated: May 16, 2011

1845665.1